FOR IMMEDIATE RELEASE              JUNE 9, 2022
MIDWESTONE FINANCIAL GROUP, INC. COMPLETES
ACQUISITION OF IOWA FIRST BANCSHARES CORP.

Iowa City, Iowa – MidWestOne Financial Group, Inc. (NASDAQ: MOFG) (“MidWestOne”), parent company of MidWestOne Bank (the “Bank”), today announced the completion of its acquisition of Iowa First Bancshares Corp. (OTC Pink: IOFB) (“IOFB”), parent company of First National Bank of Muscatine and First National Bank in Fairfield, effective June 9, 2022. Immediately following completion of the acquisition, First National Bank of Muscatine and First National Bank in Fairfield were merged with and into the Bank.

Under the terms of the merger agreement, IOFB shareholders received $42.14 in cash in exchange for each share of IOFB stock. The value of the total deal consideration was approximately $46.7 million. Pursuant to the merger agreement, the total consideration paid to all IOFB shareholders was subject to a reduction if IOFB’s closing tangible book value was less than $50.0 million. Because IOFB’s closing tangible book value was less than $50.0 million as of the applicable date, the total consideration was reduced accordingly and both the total consideration and the per share consideration that IOFB shareholders received as described above reflect that reduction.

With the addition of IOFB, on a pro forma combined basis, MidWestOne would have total assets of approximately $6.5 billion, total loans held for investment of $3.5 billion, and total deposits of $5.5 billion as of March 31, 2022 (unaudited and excluding acquisition accounting adjustments).

MidWestOne received financial advisory services from Piper Sandler & Co., and Otteson Shapiro LLP served as legal counsel. IOFB received financial advisory services from Hovde Group LLC, and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel.

About MidWestOne Financial Group, Inc.

MidWestOne is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.bank. MidWestOne trades on the Nasdaq Global Select Market under the symbol “MOFG”.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may include information about MidWestOne’s possible or assumed future economic performance or future results of operations, including MidWestOne’s future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows, and MidWestOne’s future capital expenditures and dividends, future financial condition and changes therein, including changes in MidWestOne’s loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for MidWestOne’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on MidWestOne’s operations, results of operations, financial condition, and future economic performance, statements about the benefits of the merger, and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim”, “anticipate”, “estimate”, “expect”, “goal”, “guidance”, “intend”, “is anticipated”, “is expected”, “is intended”, “objective”, “plan”, “projected”, “projection”, “will affect”, “will be”, “will continue”, “will decrease”, “will grow”, “will impact”, “will increase”, “will incur”, “will reduce”, “will remain”, “will result”, “would be”, variations of such words or phrases (including where the word “could”, “may”, or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that MidWestOne makes are based on our current expectations and assumptions regarding MidWestOne’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect MidWestOne’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. Such risks and uncertainties include, among others: the outcome of any legal proceedings that may be instituted against MidWestOne, the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where MidWestOne does business, the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and MidWestOne’s ability to complete the integration of IOFB successfully. MidWestOne disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on MidWestOne, and factors which could affect the forward-looking statements contained herein can be found in MidWestOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2022 and its other filings with the SEC.

CONTACTS
Analysts/Investors:
Charles Funk	Barry Ray
Chief Executive Officer	Chief Financial Officer
319.356.5800	319.356.5800

Media:
Peg Hudson
SVP, Marketing
563.589.0829